SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 31, 2009
SEDONA CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	0-15864 (Commission File No.)	95-4091769 (IRS Employer Identification No.)

1003 West Ninth Avenue King of Prussia, Pennsylvania (Address of principal executive offices)	19406 (Zip Code)
Registrant’s telephone number, including area code: (610) 337-8400
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS
ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Effective January 31, 2009, SEDONA (the “Company”) entered into a separation agreement with Marco Emrich, the Company’s former President, Chief Executive Officer and Director of the Company. Marco Emrich resigned his positions at the Company effective September 17, 2008. (See Form 8-K filed on September 18, 2008).
Under the terms of the separation agreement, Mr. Emrich will receive a total of $63,176.03 for services to the Company through and including September 17, 2008. The Company will also pay Mr. Emrich severance based on three month’s salary, totaling $56,250.00. The wages and severance amounts will be paid to Mr. Emrich on a biweekly basis over a one year period.
In addition, in lieu of cash compensation for accrued vacation, the Company will grant Mr. Emrich 450,000 shares of unrestricted common stock under the Company’s 2000 Stock Option Plan. The Company will pay for the cost of six months of medical, dental and vision coverage for Mr. Emrich and his spouse.
Mr. Emrich has agreed to act as a consultant to the Company, on a limited basis, should the Company require his services, through December 31, 2009.
Mr. Emrich is subject to certain covenants, including a non-disclosure covenant with respect to the Company’s confidential information, non-competition and non-solicitation covenants, a non-disparagement covenant, and certain other covenants.
The foregoing summary is qualified in its entirety by reference to the Separation Agreement, which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits. The following exhibit is filed herewith:

10.1	Separation Agreement dated as of January 31, 2009, between Marco Emrich and the Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: February 5, 2009

SEDONA CORPORATION
By:	/s/ Scott C. Edelman
Scott C. Edelman
President and Chief Executive Officer

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